Filed Pursuant to Rule 424(b)(3)
Registration No. 333-275889

PROSPECTUS

VIVID SEATS INC.

7,776,630 SHARES OF CLASS A COMMON STOCK

This prospectus relates to the resale from time to time of up to 7,776,630 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Vivid Seats Inc., a Delaware corporation (“Vivid Seats,” “we,” “us” or “our”), by the selling stockholders named in this prospectus (each a “Selling Stockholder” and, collectively, the “Selling Stockholders”).

The shares of Class A common stock being registered were issued pursuant to the Agreement and Plan of Merger, dated November 3, 2023 (the “Merger Agreement”), among us, VDC Holdco, LLC, a Delaware limited liability company, Viva Merger Sub I, LLC, a Delaware limited liability company and our wholly owned subsidiary, Viva Merger Sub II, LLC, a Delaware limited liability company and our wholly owned subsidiary, the unitholders named therein (the “Unitholders”) and the Unitholders’ representative named therein.

We are registering the shares for resale pursuant to the Registration Rights and Lockup Agreement, dated November 3, 2023 (the “Registration Rights and Lockup Agreement”), that we entered into with the Unitholders in connection with the Merger Agreement. See the section titled “Selling Stockholders” for additional information regarding the Selling Stockholders and the Registration Rights and Lockup Agreement.

We are not selling any shares under this prospectus and will not receive any proceeds from any sale of shares by the Selling Stockholders or their permitted transferees. We will bear all expenses of any offering of Class A common stock, except that the Selling Stockholders will pay any applicable underwriting fees, discounts or commissions and transfer taxes.

The Selling Stockholders may sell the shares described in this prospectus in a number of different ways and at varying prices, which will be determined by the prevailing market price for the shares or in negotiated transactions. See the section titled “Plan of Distribution” for more information.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our shares of Class A common stock are listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “SEAT.” On April 16, 2024, the closing sale price of our Class A common stock was $5.49 per share.

Investing in our Class A common stock involves risks that are described in the section titled “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be sold under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2024.

i

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this prospectus to:

•	“Business Combination” are to the business combination contemplated by that certain transaction agreement, dated as of April 21, 2021, among us, Horizon, Sponsor, Hoya Topco and Hoya Intermediate;

•	“Class A common stock” are to Vivid Seats’ Class A common stock, par value $0.0001 per share;

•	“Class B common stock” are to Vivid Seats’ Class B common stock, par value $0.0001 per share

•

“Form of New Warrant Agreement” are to that certain form of warrant agreement entered into by and between Horizon and Continental Stock Transfer & Trust Company pursuant to which the Vivid Seats $10.00 Exercise Warrants and the Vivid Seats $15.00 Exercise Warrants were issued;

•	“Horizon” are to Horizon Acquisition Corporation, a Cayman Islands exempted company;

•	“Horizon $10.00 Exercise Warrants” are to warrants for Horizon Class A ordinary shares with an exercise price of $10.00, issued in connection with the Exchange;

•	“Horizon $15.00 Exercise Warrants” are to warrants for Horizon Class A ordinary shares with an exercise price of $15.00, issued in connection with the Exchange;

•	“Horizon IPO Private Placement Warrants” are to the warrants sold by Horizon as part of the private placement in connection with the IPO;

•	“Horizon IPO Public Warrants” are to the warrants sold by Horizon as part of the units in the IPO;

•	“Hoya Intermediate” are to Hoya Intermediate, LLC, a Delaware limited liability company;

•	“Hoya Topco” are to Hoya Topco, LLC, a Delaware limited liability company;

•	“IPO” are to Horizon’s initial public offering of units, the base offering of which closed on August 25, 2020;

•	“Private Equity Owner” are to, collectively, GTCR Fund XI/B LP, GTCR Fund XI/C LP, GTCR Co-Invest XI LP, GTCR Golder Rauner, L.L.C., GTCR Golder Rauner II, L.L.C., GTCR Management XI LLC and GTCR LLC;

•	“Registration Rights and Lockup Agreement” are to that certain Registration Rights and Lockup Agreement, dated November 3, 2023, among us and the Selling Stockholders;

•	“Sponsor” are to Horizon Sponsor, LLC, a Delaware limited liability company;

•	“Vivid Seats” are to Vivid Seats Inc., a Delaware corporation;

•

“Vivid Seats $10.00 Exercise Warrants” are to warrants for our Class A common stock with an exercise price of $10.00, issued in exchange for the Horizon $10.00 Exercise Warrants, with terms consistent with the Form of New Warrant Agreement;

•

“Vivid Seats $15.00 Exercise Warrants” are to warrants for our Class A common stock with an exercise price of $15.00, issued in exchange for the Horizon $15.00 Exercise Warrants, with terms consistent with the Form of New Warrant Agreement;

•	“Vivid Seats Private Placement IPO Warrants” are to warrants for our Class A common stock, with terms identical to the Horizon IPO Private Placement Warrants; and

•	“Vivid Seats Public IPO Warrants” are to warrants for our Class A common stock, with terms identical to Horizon IPO Public Warrants.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. By using a shelf registration statement, the Selling Stockholders named in this prospectus may, from time to time, sell the securities described in this prospectus from time to time in one or more offerings as described in this prospectus. To the extent necessary, each time that the Selling Stockholders offer and sell securities, we or the Selling Stockholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read this prospectus and any applicable prospectus supplement and free writing prospectuses, together with the additional information described in the section titled “Where You Can Find More Information; Incorporation by Reference.”

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference herein is accurate only as of the date of the incorporated document, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, neither we nor the Selling Stockholders guarantee the accuracy or completeness of this information and neither we nor the Selling Stockholders have independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference in this prospectus. Accordingly, investors should not place undue reliance on this information.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “us,” “Vivid,” “Vivid Seats” and the “Company” mean Vivid Seats Inc. and its subsidiaries following the closing of the Business Combination, and mean Hoya Intermediate prior to the closing of the Business Combination. When we refer to “you,” we mean the potential holders of the shares of our Class A common stock.

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THE COMPANY

We are an online ticket marketplace that utilizes our technology platform to connect fans of live events seamlessly with ticket sellers. Our mission is to empower and enable fans to Experience It Live.

We believe in the power of shared experiences to connect people with live events delivering some of life’s most exciting moments. We are relentless about finding ways to make event discovery and ticket purchasing easy, exciting and stress-free. Our platform provides ticket buyers, sellers and partners with an easy-to-use, trusted marketplace experience, ensuring fans can attend live events and create new memories.

We operate a technology platform and marketplace that enables ticket buyers to easily discover and purchase tickets while enabling ticket sellers and partners to seamlessly manage their operations. To generate ticket sales, drive traffic to our websites and mobile applications, and build brand recognition, we have mutually beneficial partnerships with media partners, product and service partners, distribution partners, content rights holders such as teams, leagues and venues, and supplier partners in Las Vegas. To attract and retain sellers and partners, we offer a variety of products and services that allow their businesses to thrive.

Our platform is built on years of transactional and engagement data that provides us with deep insights into how to best connect ticket buyers with the experiences they seek. We understand the feeling of anticipation as the start of an event approaches and work diligently to enable fans to experience as many of these moments as possible. We seek to provide enriching customer engagement opportunities with personalized recommendations, engaging discovery options, a streamlined shopping experience and a differentiated value proposition through competitively priced tickets and loyalty rewards. Our Vivid Seats Rewards loyalty program allows enrolled ticket buyers on Vivid Seats branded properties to earn reward credits to spend on future orders and experience even more of their favorite events.

As a marketplace, our customer base includes ticket buyers, sellers and partners, as well as Vivid Picks daily fantasy sports users.

Our Class A common stock and our Vivid Seats Public IPO Warrants are listed on Nasdaq under the symbols “SEAT” and “SEATW,” respectively.

Our principal executive offices are located at 24 E. Washington St., Ste. 900, Chicago, IL 60602, and our telephone number is (312) 291-9966. Our website address is www.vividseats.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

RISK FACTORS

Investment in any shares of Class A common stock offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement and free writing prospectuses before acquiring any of such shares. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered shares. The discussion of risks includes or refers to forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements contained or incorporated by reference in this prospectus and in any applicable prospectus supplement. Please also read carefully the section below titled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” (within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act) regarding our future events and future results. Words such as “anticipate,” “believe,” “can,” “could,” “designed,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “propose,” “seek,” “should,” “target,” “will” and “would,” as well as similar expressions which predict or indicate future events and trends or which do not relate to historical matters, are intended to identify such forward-looking statements.

For example, we may use forward-looking statements when addressing topics such as our future financial performance, including our ability to generate sufficient cash flows or to raise additional capital when necessary or desirable, our success in attracting, hiring, motivating and retaining our senior management team, key technical employees and other highly skilled personnel, our ability to declare and pay dividends on our Class A common stock and other topics relating to our business, operations and financial performance such as:

•	the supply and demand of live concert, sporting and theater events;

•	the impact of adverse economic conditions affecting discretionary consumer and corporate spending;

•	our ability to maintain and develop our relationships with ticket buyers, sellers and partners;

•	our ability to compete in the ticketing industry;

•	our ability to continue to maintain and improve our platform and develop successful new solutions and enhancements or improve existing ones;

•	the impact of extraordinary events, including disease epidemics and pandemics;

•	our ability to identify suitable acquisition targets and to complete and realize the expected benefits of planned acquisitions;

•	our ability to comply with applicable regulatory regimes;

•	the impact of unfavorable legislative outcomes, or unfavorable outcomes in legal proceedings; and

•	our ability to maintain the integrity of our information systems and infrastructure, and to identify, assess and manage relevant cybersecurity risks.

We have based these forward-looking statements largely on our current expectations, estimates, forecasts and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. While we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements are not guarantees of future performance, conditions or results, and are subject to risks, uncertainties and assumptions that can be difficult to predict and/or are outside of our control. Therefore, actual results may differ materially from those anticipated in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of statements incorporated by reference herein, as of the date of the incorporated document.

Important factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as in our press releases and other filings with the SEC. Except as required by applicable law, we undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

All of the shares of Class A common stock offered by the Selling Stockholders pursuant to this prospectus and any applicable prospectus supplement will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of their shares of Class A common stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such shares covered by this prospectus and any applicable prospectus supplement, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our amended and restated certificate of incorporation (the “Amended and Restated Charter”), our amended and restated bylaws, as amended (the “Amended and Restated Bylaws”), and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read the Amended and Restated Charter, the Amended and Restated Bylaws, the warrant-related documents and the applicable provisions of Delaware law for more information.

Authorized and Outstanding Capital Stock

The Amended and Restated Charter authorizes the issuance of (i) 750,000,000 shares of common stock, par value $0.0001 per share, 500,000,000 of which are shares of Class A common stock and 250,000,000 of which are shares of Class B common stock, and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting

Except as otherwise required by the Amended and Restated Charter, holders of Class A common stock and Class B common stock vote together as a single class on all matters on which stockholders are generally entitled to vote. Each holder of Class A common stock is entitled to one vote per share, and each holder of Class B common stock is entitled to one vote per share. Pursuant to the Amended and Restated Charter, the holders of the outstanding shares of Class A common stock and Class B common stock shall be entitled to vote separately as a class upon any amendment to the Amended and Restated Charter (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.

Dividends

The holders of Class A common stock are entitled to receive dividends, as and if declared by our Board of Directors (the “Board”) out of our assets that are by law available for such use. Dividends shall not be declared or paid on our Class B common stock.

Liquidation or Dissolution

Upon our liquidation, dissolution or winding up of our affairs, after payment or provision for payment of the debts and other liabilities of ours as required by law and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, the holders of all outstanding shares of Class A common stock will be entitled to receive our remaining assets available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B common stock shall not be entitled to receive any assets of ours in the event of any such liquidation, dissolution or winding up our affairs.

Redemption Rights

We will at all times reserve and keep available out of our authorized and unissued shares of Class A common stock, for the purposes of effecting any redemptions or exchanges pursuant to the applicable provisions of Article IX of the Second Amended and Restated Limited Liability Company Agreement, dated October 18, 2021, of Hoya Intermediate (the “Second A&R LLCA”), the number of shares of Class A common stock that are issuable in connection with the redemption or exchange of all outstanding common units of Hoya Intermediate (“Intermediate Common Units”) as a result of any Redemption or Direct Exchange (each as defined in the Second A&R LLCA) pursuant to the applicable provisions of Article IX of the Second A&R LLCA. In the event that (a) a share of Class A common stock is issued as a result of any Redemption or Direct Exchange of an Intermediate Common Unit pursuant to the applicable provisions of Article IX of the Second A&R LLCA or (b) a Redemption by Cash Payment (as defined in the Second A&R LLCA) is effected with respect to any Intermediate Common Units pursuant to the applicable provisions of Article IX of the Second A&R LLCA, a share of Class B common stock held by such unitholder chosen by us in our sole discretion will automatically and without further action on the part of us or of such unitholder be transferred to us for no consideration and thereupon shall automatically be retired and cease to exist, and such share thereafter may not be reissued by us.

Other Provisions

None of our Class A common stock and Class B common stock has any pre-emptive or other subscription rights.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock. The Board is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any other series at any time outstanding. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the approval of the Board and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in an election of directors, without the separate vote of the holders of the preferred stock as a class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (the “DGCL”).

Redeemable Warrants

Vivid Seats Public IPO Warrants

In connection with the Business Combination, each Horizon IPO Public Warrant was converted into a corresponding Vivid Seats Public IPO Warrant. The terms of the Vivid Seats Public IPO Warrants are identical to those of the Horizon IPO Public Warrants.

Each whole Vivid Seats Public IPO Warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Amended and Restated Warrant Agreement, dated October 14, 2021 (the “Amended and Restated Warrant Agreement”), between Horizon and Continental Stock Transfer & Trust Company, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The Vivid Seats Public IPO Warrants will expire at 5:00 p.m., New York City time, on October 18, 2026 (five years after the completion of the Business Combination) or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Vivid Seats Public IPO Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying such warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Vivid Seats Public IPO Warrant will be exercisable, and we will not be obligated to issue a share of Class A common stock upon exercise of a Vivid Seats Public IPO Warrant, unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Vivid Seats Public IPO Warrant, the holder thereof will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We agreed that we would use commercially reasonable efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants. We will continue to use commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Vivid Seats Public IPO Warrants in accordance with the provisions of the Amended and Restated Warrant Agreement. During any period when we fail to maintain an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, holders of Vivid Seats Public IPO Warrants may exercise such warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the Vivid Seats Public IPO Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Vivid Seats Public IPO Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Vivid Seats Public IPO Warrants by (y) the fair market value. The “fair market value” as used in this paragraph means the volume weighted average price of the shares of Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Vivid Seats Public IPO Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00

Once the Vivid Seats Public IPO Warrants become exercisable, we may call the outstanding Vivid Seats Public IPO Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Vivid Seats Public IPO Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “Redemption Period”) to each holder of Vivid Seats Public IPO Warrants; and

•

if, and only if, the closing price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Vivid Seats Public IPO Warrant as described under the heading “ —Vivid Seats Public IPO Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the holders of Vivid Seats Public IPO Warrants.

We will not redeem the Vivid Seats Public IPO Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants is then effective and a current prospectus relating to those shares is available throughout the Redemption Period. If and when the Vivid Seats Public IPO Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Vivid Seats Public IPO Warrants, each holder of such warrants will be entitled to exercise his, her or its Vivid Seats Public IPO Warrants prior to the scheduled redemption date. However, the price of our Class A common stock may fall below the $18.00 per share redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Vivid Seats Public IPO Warrant as described under the heading “ —Vivid Seats Public IPO Warrants—Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a Vivid Seats Public IPO Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A common stock is increased by a share capitalization or share dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such share capitalization, share dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Vivid Seats Public IPO Warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of shares of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and divided by (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for shares of Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Class A common stock during the 10-trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Vivid Seats Public IPO Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to holders of shares of Class A common stock on account of such shares of Class A common stock (or other securities into which the Vivid Seats Public IPO Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A common stock issuable on exercise of each warrant) does not exceed $0.50, then the Vivid Seats Public IPO Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Vivid Seats Public IPO Warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the Vivid Seats Public IPO Warrants is adjusted, as described above, the Vivid Seats Public IPO Warrant exercise price will be adjusted by multiplying the Vivid Seats Public IPO Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Vivid Seats Public IPO Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Vivid Seats Public IPO Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Vivid Seats Public IPO Warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Vivid Seats Public IPO Warrants would have received if such holder had exercised their Vivid Seats Public IPO Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Vivid Seats Public IPO Warrants will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election. Additionally, if less than 70% of the consideration receivable by the holders of shares of Class A common stock in such a transaction is payable in the form of in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the Vivid Seats Public IPO Warrant exercise price will be reduced as specified in the Amended and Restated Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Amended and Restated Warrant Agreement) of the Vivid Seats Public IPO Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Vivid Seats Public IPO Warrants when an extraordinary transaction occurs during the exercise period of the Vivid Seats Public IPO Warrants pursuant to which the holders of the Vivid Seats Public IPO Warrants otherwise do not receive the full potential value of the Vivid Seats Public IPO Warrants.

The Vivid Seats Public IPO Warrants are governed by the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Horizon. The Amended and Restated Warrant Agreement provides that the terms of the Vivid Seats Public IPO Warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the Amended and Restated Warrant Agreement to the description of the terms of the Vivid Seats Public IPO Warrants and the Amended and Restated Warrant Agreement set forth in this prospectus related to Horizon’s IPO, or defective provision, but requires the approval by the holders of at least 65% of the then outstanding Vivid Seats Public IPO Warrants to make any change that adversely affects the interests of the registered holders of Vivid Seats Public IPO Warrants and, solely with respect to any amendment to the terms of the Vivid Seats Private Placement IPO Warrants or any provision of the Amended and Restated Warrant Agreement with respect to the Vivid Seats Private Placement IPO Warrants, 65% of the then outstanding Vivid Seats Private Placement IPO Warrants. You should review a copy of the Amended and Restated Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Vivid Seats Public IPO Warrants.

The Vivid Seats Public IPO Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Vivid Seats Public IPO Warrants being exercised. The holders of the Vivid Seats Public IPO Warrants do not have the rights or privileges (including voting rights) of holders of common stock until they exercise their Vivid Seats Public IPO Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Vivid Seats Public IPO Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Vivid Seats Private Placement IPO Warrants

In connection with the Business Combination, each Horizon IPO Private Placement Warrant was converted into a corresponding Vivid Seats Private Placement IPO Warrant.

Except as described below, the Vivid Seats Private Placement IPO Warrants have terms and provisions that are identical to those of the Vivid Seats Public IPO Warrants. The Vivid Seats Private Placement IPO Warrants (including the shares of Class A common stock issuable upon exercise of such Vivid Seats Private Placement IPO Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to officers, directors and affiliates of Sponsor) and they will not be redeemable.

Sponsor or its permitted transferees will have certain registration rights with respect to the shares of Class A common stock underlying the Vivid Seats Private Placement IPO Warrants.

Vivid Seats $10.00 Exercise Warrants and Vivid Seats $15.00 Exercise Warrants

In connection with the Business Combination, we issued the Vivid Seats $10.00 Exercise Warrants and the Vivid Seats $15.00 Exercise Warrants. The Vivid Seats $10.00 Exercise Warrants and the Vivid Seats $15.00 Exercise Warrants have identical terms (other than with respect to exercise price) and were each issued pursuant to a warrant agreement between Horizon and Continental Stock Transfer & Trust Company, filed as exhibits to the registration statement of which this prospectus is a part, substantially in the form of the Form of New Warrant Agreement.

The Form of New Warrant Agreement is substantially consistent with the Amended and Restated Warrant Agreement other than with respect to the following key terms:

•	The Form of New Warrant Agreement excludes references to ownership through The Depository Trust Company;

•	The Form of New Warrant Agreement reflects the fact that the Vivid Seats $10.00 Exercise Warrants and Vivid Seats $15.00 Exercise Warrants were not issued as part of a unit;

•	The Form of New Warrant Agreement does not distinguish between “private” and “public” warrants;

•	The Vivid Seats $10.00 Exercise Warrants and the Vivid Seats $15.00 Exercise Warrants terminate on the date that is ten years after the date of completion of the Business Combination;

•	The Form of New Warrant Agreement does not provide for the redemption of the Vivid Seats $10.00 Exercise Warrants or the Vivid Seats $15.00 Exercise Warrants;

•	The underlying value for purposes of warrant exercise makes reference to the last reported sale price; and

•	The Form of New Warrant Agreement excludes provisions contingent upon the consummation of the Business Combination.

Vivid Seats Class B Warrants

In connection with the Business Combination, we issued the Vivid Seats Class B Warrants. Each Vivid Seats Class B Warrant will exercise automatically upon the exercise of a corresponding Hoya Intermediate Warrant. The terms of the Hoya Intermediate Warrants have terms substantially consistent with the Vivid Seats $10.00 Exercise Warrants and the Vivid Seats $15.00 Exercise Warrants.

Choice of Forum

The Amended and Restated Charter provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Amended and Restated Charter or the Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine. The Amended and Restated Charter further provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Anti-Takeover Effects of Provisions of the Amended and Restated Charter and the Amended and Restated Bylaws

The provisions of the Amended and Restated Charter, the Amended and Restated Bylaws and the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

The Amended and Restated Charter and the Amended and Restated Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by the Board.

These provisions include:

•

Action by Written Consent; Special Meetings of Stockholders. The Amended and Restated Charter provides that, following the time that our Private Equity Owner and its affiliated companies cease to beneficially own in the aggregate 50% of the voting control of us, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Amended and Restated Charter and the Amended and Restated Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of our stockholders may be called only (i) by or at the direction of the Board or the Chair of the Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that we would have if there were no vacancies or (ii) prior to the date on which our Private Equity Owner and its affiliated companies cease to beneficially own at least 30% of the voting control of us, by the Chair of the Board at the written request of the holders of a majority of the voting power of the then outstanding shares of voting stock in the manner provided for in the Amended and Restated Bylaws.

•

Advance Notice Procedures. The Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to the Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Amended and Restated Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Amended and Restated Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

•

Authorized but Unissued Shares. Our authorized but unissued shares of Class A common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Class A common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Class A common stock by means of a proxy contest, tender offer, merger or otherwise.

•

Business Combinations with Interested Stockholders. The Amended and Restated Charter provides that we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. Nevertheless, the Amended and Restated Charter contains provisions that have a similar effect to Section 203, except that they provide that Sponsor, Hoya Topco and our Private Equity Owner, and their respective affiliates and successors and their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

•

Director Designees; Classes of Directors. Pursuant to the Amended and Restated Charter, the Board is divided into three classes, with each class of directors serving staggered three-year terms. The existence of a classified board of directors could discourage a third party from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•

No Cumulative Voting for Directors. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Amended and Restated Charter does not provide for cumulative voting. As a result, the holders of shares of common stock representing a majority of the voting power of all of the outstanding shares of our capital stock of will be able to elect all of the directors then standing for election.

•

Restriction on Issuance of Class B Common Stock. No shares of Class B common stock may be issued by us except to a holder of Intermediate Common Units, such that after such issuance such unitholder holds an identical number of Intermediate Common Units and shares of Class B common stock. The Intermediate Common Units are held by us and Hoya Topco and are subject to transfer restrictions set forth in the Second A&R LLCA. The restriction on issuance of Class B common stock and the restriction on transfer of Intermediate Common Units could make it more difficult for a third party to obtain control of us from Hoya Topco, which controls our business policies and affairs and will control any action requiring the general approval of stockholders by virtue of its ownership of all outstanding shares of Class B common stock.

Limitations on Liability and Indemnification of Officers and Directors

The Amended and Restated Charter limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification and advancement of expenses. We entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Corporate Opportunity

The Amended and Restated Charter provides that, to the fullest extent permitted by law, (a) we renounce any interest or expectancy in a transaction or matter that may be a corporate opportunity for us and (b) our Private Equity Owner and/or its affiliated companies or Sponsor and/or its affiliates companies and/or their respective directors, members, managers and/or employees have no duty to present such corporate opportunity to us.

Transfer Agent and Registrar

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Listing of Class A Common Stock and Vivid Seats Public IPO Warrants

Our Class A common stock and Vivid Seats Public IPO Warrants are listed on Nasdaq under the symbols “SEAT” and “SEATW,” respectively.

SELLING STOCKHOLDERS

The Selling Stockholders listed in the table below may from time to time offer and sell any or all of the shares of Class A common stock set forth below pursuant to this prospectus. When we refer to the “Selling Stockholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Stockholders’ interest in the shares of Class A common stock after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the Selling Stockholders concerning the shares of Class A common stock that may be offered from time to time by each of them pursuant to this prospectus. The Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares after the date on which they provided us with this information. Moreover, the shares identified below include only the shares being registered for resale and may not incorporate all shares deemed to be beneficially held by the Selling Stockholders. Any changed or new information given to us by the Selling Stockholders, including regarding the identity of, and the shares held by, each Selling Stockholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Stockholder may sell all, some or none of such shares in this offering. See the section titled “Plan of Distribution.”

Percentage ownership is based on 133,141,425 shares of Class A common stock and 76,225,000 shares of Class B common stock outstanding as of April 9, 2024.

Other than as described below or elsewhere in this prospectus or the documents incorporated by reference herein, none of the Selling Stockholders has, or within the last three years has had, any material relationship with us or any of our predecessors or affiliates.

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering				Shares of Class A Common Stock Being Offered(1) (#)	Shares Beneficially Owned After the Offering(2)
	Class A Common Stock		Class B Common Stock			Class A Common Stock		Class B Common Stock
	#	%	#	%		#	%	#	%
TZP Capital Partners III-A (Blocker), L.P.(3)	2,167,257	1.6	—	—	1,083,629	1,083,628	*	—	—
TZP Capital Partners III, L.P.(4)	2,932,172	2.2	—	—	1,466,086	1,466,086	1.1	—	—
Michael Reichartz(5)	7,317,680	5.5	—	—	3,658,840	3,658,840	2.7	—	—
Adam White(6)	3,136,149	2.4	—	—	1,568,075	1,568,074	1.2	—	—

*	Represents beneficial ownership of less than 1%.
(1)	Represents the number of shares being registered hereby on behalf of the Selling Stockholder.
(2)

Assumes that the Selling Stockholder disposes of all the shares being registered hereunder and does not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the Selling Stockholder will sell all or any of such shares.

(3)

Shares of Class A common stock beneficially owned prior to the offering include 2,167,257 shares issued to TZP Capital Partners III-A (Blocker), L.P. (“TZP Blocker”) pursuant to the Merger Agreement, 50% of which are being registered hereunder pursuant to the Registration Rights and Lockup Agreement. TZP Capital Partners GP III, L.P. has voting and dispositive power over the shares held by the TZP Blocker and, as such, may be deemed to have beneficial ownership over such shares. TZP Capital Partners GP III, L.P. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. The address for TZP Blocker is c/o TZP Group LLC, 888 7th Ave., 20th Floor, New York, NY 10106. The information in this footnote was obtained from the Selling Stockholder at the time of the filing of the original registration statement on Form S-1.

(4)

Shares of Class A common stock beneficially owned prior to the offering include 2,932,172 shares stock issued to TZP Capital Partners III, L.P. (“TZP Capital”) pursuant to the Merger Agreement, 50% of which are being registered hereunder pursuant to the Registration Rights and Lockup Agreement. TZP Capital Partners GP III, L.P. has voting and dispositive power over the shares held by the TZP Capital and, as such, may be deemed to have beneficial ownership over such shares. TZP Capital Partners GP III, L.P. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. The address for TZP Capital is c/o TZP Group LLC, 888 7th Ave., 20th Floor, New York, NY 10106. The information in this footnote was obtained from the Selling Stockholder at the time of the filing of the original registration statement on Form S-1.

(5)

Shares of Class A common stock beneficially owned prior to the offering include 7,317,680 shares issued to Michael Reichartz pursuant to the Merger Agreement, 50% of which are being registered hereunder pursuant to the Registration Rights and Lockup Agreement. Mr. Reichartz previously served as the President of Vegas.com, LLC, our indirect subsidiary. The address for Mr. Reichartz is c/o Vivid Seats Inc., 24 E. Washington St., Ste. 900, Chicago, IL 60602. The information in this footnote was obtained from the Selling Stockholder at the time of the filing of the original registration statement on Form S-1.

(6)

Shares of Class A common stock beneficially owned prior to the offering include 3,136,149 shares issued to Adam White pursuant to the Merger Agreement, 50% of which are being registered hereunder pursuant to the Registration Rights and Lockup Agreement. Mr. White previously served as the Chief Financial Officer and Chief Operating Officer of Vegas.com, LLC, our indirect subsidiary. The address for Mr. White is c/o Vivid Seats Inc., 24 E. Washington St., Ste. 900, Chicago, IL 60602. The information in this footnote was obtained from the Selling Stockholder at the time of the filing of the original registration statement on Form S-1.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of Class A common stock.

Selling Stockholder information for each additional Selling Stockholders, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares of Class A common stock registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares of Class A common stock in this offering. See the section titled “Plan of Distribution.”

Registration Rights and Lockup Agreement

On November 3, 2021, we entered into the Registration Rights and Lockup Agreement with the Selling Stockholders, pursuant to which 50% of the shares of Class A common stock issued by us pursuant to the Merger Agreement (the “Locked Shares”) are subject to contractual restrictions on transfer. The Locked Shares will be released from such restrictions on November 3, 2024. The remaining 50% of the shares of Class A common stock issued by us pursuant to the Merger Agreement (the “Unlocked Shares”) are not subject to contractual restrictions on transfer. Pursuant to the Registration Rights and Lockup Agreement, we agreed to file (i) this registration statement with respect to the Unlocked Shares, and to use reasonable best efforts to cause such registration statement to become effective as soon as practicable after filing, and (ii) such additional registration statements as may requested if any of the Locked Shares cannot be sold without restriction pursuant to Rule 144 under the Securities Act, at the end of the lockup period. We also agreed to use our reasonable best efforts to cause any such registration statement to become effective within certain time periods.

PLAN OF DISTRIBUTION

The Selling Stockholders (which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A common stock or interests therein received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer) may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A common stock or interests therein on Nasdaq or any other stock exchange, market or trading facility on which such shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of their shares of Class A common stock or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer will attempt to sell their shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•

through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their shares on the basis of parameters described in such trading plans;

•	privately negotiated transactions;

•	distributions to their members, partners or shareholders, including in-kind distributions;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of their shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in certain shares of our Class A common stock owned by them and, if a Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares from time to time under this prospectus or an amendment or supplement hereto amending the list of the Selling Stockholders to include the pledgee, transferee or other successors in interest as the Selling Stockholders under this prospectus. The Selling Stockholders also may transfer shares of our Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of our Class A common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Class A common stock short and deliver these shares to close out their short positions, or loan or pledge shares of our Class A common stock to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

At any time a particular offer of the shares of Class A common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate number of shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us or the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of Class A common stock covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the shares of Class A common stock sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the shares of Class A common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

The aggregate proceeds to the Selling Stockholders from the sale of shares of our Class A common stock offered by them will be the purchase price of such shares less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Class A common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.

The Selling Stockholders also may in the future resell a portion of the shares of our Class A common stock owned by them in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our Class A common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A common stock may be underwriting discounts and commissions under the Securities Act. If any Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To facilitate the offering of shares of our Class A common stock by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our

Class A common stock by bidding for or purchasing shares of our Class A common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of our Class A common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Registration Rights and Lockup Agreement, we have agreed to indemnify the Selling Stockholders against certain liabilities that they may incur in connection with the sale of the shares of our Class A common stock registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make with respect thereto. We have also agreed to maintain the effectiveness of this registration statement until all shares of Class A common stock covered hereby have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than incremental selling expenses relating to the sale of any shares, such as commissions and discounts, brokerage fees, marketing costs and fees and certain legal expenses, which shall be borne by the Selling Stockholders.

In addition, the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of Class A common stock in the market and to the activities of the Selling Stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of shares of Class A common stock to engage in market-making activities with respect to such shares. All of the foregoing may affect the marketability of the shares of Class A common stock covered by this prospectus and the ability of any person to engage in market-making activities with respect to such shares.

There can be no assurance that any Selling Stockholder will sell any or all of the shares registered pursuant to the registration statement of which this prospectus is a part.

LEGAL MATTERS

Latham & Watkins LLP has passed upon the validity of the shares of Class A common stock offered by this prospectus and certain other legal matters related to this prospectus. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements of Vivid Seats Inc. incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of VDC Holdco, LLC as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, incorporated by reference herein, have been audited by Eide Bailly LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC.

Our website address is http://www.vividseats.com. The information on our website, however, is not, and should not be deemed to be, a part of, or incorporated by reference in, this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided above. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference herein modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 8, 2024;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March  8, 2024, from our definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2024;

•

Our Current Reports on Form 8-K filed with the SEC on February  9, 2024 and March 5, 2024 (only with respect to Items 5.02 and 8.01) and our Current Report on Form 8-K/A filed with the SEC on December 5, 2023 (only with respect to Exhibits 99.1 and 99.2); and

•

The description of our Class  A common stock contained in the registration statement on Form 8-A, filed with the SEC on October 18, 2021, as updated by Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 15, 2022, as well as any additional amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to (including any information furnished pursuant to Items 2.02 or 7.01 of Current Reports on Form 8-K or related exhibits furnished pursuant to Item 9.01 of Current Reports on Form 8-K), rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing to us at Vivid Seats Inc., 24 E. Washington St., Ste. 900, Chicago, IL 60602, or calling us at (312) 291-9966. Exhibits to the filings will not be sent, however, unless they have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.